Exhibit 5.1

BOSTON CONNECTICUT FLORIDA NEW JERSEY NEW YORK WASHINGTON, DC

October 28, 2020
Independent Bank Corp.
288 Union Street
Rockland, MA 02370

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by Independent Bank Corp., a Massachusetts corporation (the “Company”), relating to 1,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Securities”), to be offered pursuant to the Independent Bank Corp. 2014 Dividend Reinvestment and Stock Purchase Plan (the “Plan”).
We have acted as counsel for the Company in connection with the proposed issuance and sale of the Securities and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan, the Restated Articles of Organization of the Company and the Amended and Restated Bylaws of the Company, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof and such corporate records, documents, agreements, instruments and certificates of public officials of the Commonwealth of Massachusetts and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.
In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that (i) the books and records of the Company are maintained in accordance with proper corporate procedures, and (ii) at the time of delivery of any such security, the effectiveness of the Registration Statement shall not have been terminated or rescinded. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforementioned records, documents, agreements, instruments and certificates and upon statements and certificates of officers and representatives of the Company and public officials.
Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, as of the date hereof, we are of the opinion that, when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Act”), upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Plan, the Securities will be validly issued, fully paid and nonassessable.

Independent Bank Corp.
October 28, 2020

The foregoing opinion is limited to the laws of the Commonwealth of Massachusetts. We express no opinion as to the effect of the laws of any other jurisdiction.
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issuance of the Securities.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the heading “Certain Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP

ESK